Exhibit 10.3
Director* Compensation Summary
Meeting Fees
     Directors of Mountain National Bancshares, Inc. (the “Company”) are paid $650 for each Board meeting attended. The Chairman of the Board receives a fee of $1,500 for each Board meeting attended.
     Directors are reimbursed for their expenses incurred in connection with their activities as the Company’s directors.
Committee Meeting Fees
     Each director receives $225 for each Executive Loan Committee meeting attended and $180 for each other Board committee meeting attended.
Equity Compensation
     Each director is eligible to participate in the Company’s Stock Option Plan.
     The foregoing information is summary in nature. Additional information regarding director compensation will be provided in the Company’s proxy statement to be filed in connection with the 2008 annual meeting of the Company’s shareholders.

*	Includes directors that are also employees of the Company.
Named Executive Officer Compensation Summary
     The following table sets forth the current base salary paid to Dwight Grizzell, the Company’s President and Chief Executive Officer, Grace D. McKinzie, the Company’s Executive Vice President-Chief Lending Officer, and Michael Brown, the Company’s Executive Vice President-Chief Operating Officer, during the year ended December 31, 2007.

Executive Officer	Current Salary	2007 Cash
Dwight B. Grizzell, President	$187,000	$0
Grace D. McKinzie	$150,000	$0
Michael Brown	$150,000	$0

     In addition to their base salary, Mr. Grizzell and Ms. McKinzie are also eligible to:
•	Participate in the Company’s cash bonus plan;

•	Participate in the Company’s equity incentive programs, which currently involves the award of stock options pursuant to the Company’s Stock Option Plan; and

•	Participate in the Company’s broad-based benefit programs generally available to its employees, including health, disability and life insurance programs and the Company’s 401(k) Plan.
The foregoing information in summary in nature. Additional information regarding the named executive officer compensation will be provided in the Company’s proxy statement to be filed in connection with the 2008 annual meeting of the Company’s shareholders.